Exhibit 3.203

Commonwealth of Pennsylvania

Department of State

To All to Whom These Presents Shall Come, Greeting:

Whereas, under the provisions of the Business Corporation Law, approved the 5th day of May, Anno Domini one thousand nine hundred and thirty-three, P.L. 364, as amended, the Department of state is authorized and required to issue a

CERTIFICATE OF INCORPORATION

Evidencing the incorporation of a business corporation organized under the terms of that law, and

Whereas, the stipulations and conditions of that law have been fully complied with by the persons desiring to incorporate as

BURLINGTON COAT FACTORY WAREHOUSE, INC.

Therefore, know ye, that subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, create, erect, and incorporate the incorporators of and the subscribers to the shares of the proposed corporation named above, their associates and successors, and also those who may thereafter become subscribers or holders of the shares of such corporation, into a body politic and corporate in deed and in law by the name chosen hereinbefore specified, which shall exist perpetually and shall be invested with and have and enjoy all the powers, privileges, and franchises incident to a business corporation and be subject to all the duties, requirements, and restrictions specified and enjoined in and by the Business Corporation Law and all other applicable laws of this Commonwealth.

Given under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 6th day of May in the year of our Lord one thousand nine hundred and seventy-seven and of the Commonwealth the two hundred and first

/s/ C. DeLares Tucker

Secretary of the Commonwealth

Commonwealth of Pennsylvania

Department of State

To All to Whom These Presents Shall Come, Greeting:

Whereas, in and by Article VIII of the Business Corporation Law, approved the fifth day of May, Anno Domini one thousand nine hundred and thirty-three, P.L. 364, as amended, the Department of State is authorized and required to issue a

CERTIFICATE OF AMENDMENT

Evidencing the amendment of the Articles of Incorporation of a business corporation organized under or subject to the provisions of that Law, and

Whereas, the stipulations and conditions of that Law pertaining to the amendment of Articles of Incorporation have been fully complied with by

BURLINGTON COAT FACTORY WAREHOUSE, INC.

name changed to

BURLINGTON COAT FACTORY WAREHOUSE INC.

Therefore, know ye, that subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, extend the rights and powers of the corporation named above, in accordance with the terms and provisions of the Articles of Amendment presented by and to the Department of State, with full power and authority to use and enjoy such rights and powers, subject to all the provisions and restrictions of the Business Corporation Law and all other applicable laws of this Commonwealth.

Given under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 31st day of May in the year of our Lord one thousand nine hundred and seventy-seven and of the Commonwealth the two hundred and first

/s/ C. DeLares Tucker

Secretary of the Commonwealth